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                                                                      Exhibit 23

                          Independent Auditors' Consent

The Board of Directors
MEMC Electronic Materials, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-96420, 333-19159 and 333-43474) on Form S-8 of MEMC Electronic Materials, Inc. of our reports dated January 26, 2001, relating to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which reports appear in or are incorporated therein in the December 31, 2000 annual report on Form 10-K of MEMC Electronic Materials, Inc.

                                        /s/ KPMG LLP


St. Louis, Missouri
March 23, 2001


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